Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 26, 2014, with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2013 of Digital Ally, Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP
Kansas City, Missouri
October 1, 2014